                                                                     EXHIBIT 5.1


               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                 May 29, 2001

PCTEL, Inc.
1331 California Circle
Milpitas, California  95035

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 30, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,050,000 shares of your Common Stock (the "Shares") issuable under the PCTEL, Inc. 1997 Stock Option Plan and 1998 Employee Stock Purchase Plan (together, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    /s/ WILSON SONSINI GOODRICH & ROSATI


                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation